Exhibit 99.1

CorMedix Inc. Reports Third Quarter Financial Results and Provides Business Update

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Recent Corporate and Clinical Highlights:
●
Executed $5 million combined Securities Purchase and Backstop Agreement
●
Continued to advance Phase 3 LOCK-IT 100 clinical study of Neutrolin®, surpassing original enrollment target of 632 patients
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Awarded grant funding from the National Institutes of Health (NIH) to develop antimicrobial hydrogel to treat severe burns
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Presented in vitro data demonstrating susceptibility of deadly fungal pathogen Candida auris to taurolidine at two global infectious disease conferences
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Relocated corporate headquarters; Sublease agreement allows rent-free occupancy until June 2020

Anticipated Milestones:
●
Conduct LOCK-IT-100 interim efficacy analysis, expected completion in early 2018, pending confirmation of the requisite number of catheter-related bloodstream infection (CRBSI) events
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Complete enrollment for LOCK-IT-100 by 2Q18 and report top-line data in the second half of 2018, pending confirmation of the requisite number of CRBSI events in the study
●
Advance taurolidine-incorporated medical device pipeline through animal proof-of-concept studies, expected by year end 2017, supporting anticipated 510(k) submissions in 2H 2018

Berkeley Heights, NJ – November 9, 2017 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today provided its corporate update for the third quarter and nine months ended September 30, 2017. CorMedix will host a conference call today, November 9, 2017, at 4:30 p.m. Eastern Time, to discuss the Company’s recent corporate developments and financial results.

Khoso Baluch, Chief Executive Officer of CorMedix, said, “Our priority remains to bring Neutrolin®, our broad-spectrum, non-antibiotic anti-infective solution to the U.S. market. To that end, we are working tirelessly to meet the regulatory benchmarks that were agreed upon by the FDA earlier this year. First, we’ve continued to enroll new subjects and have now exceeded our original enrollment target of 632 hemodialysis patients. As discussed previously, we are continuing to enroll additional subjects in order to achieve the requisite number of CRBSI events in the Phase 3 study. In parallel, we’re continuing to capture, investigate and prepare clinical packages of subjects who have already completed the LOCK-IT 100 trial to determine, through our independent clinical adjudication committee (CAC), if cases where subjects presented with possible bloodstream infections at non-participating hospitals and emergency clinics could be confirmed by CAC as CRBSI events for the primary efficacy endpoint of the study.

“The most significant near-term catalyst for CorMedix is the planned interim efficacy analysis, which represents the first opportunity in the U.S. to evaluate Neutrolin’s potential ability to reduce catheter-related bloodstream infections in subjects with end-stage renal disease receiving hemodialysis through a central venous catheter. The interim analysis will occur after we capture and the CAC confirms half of the total required CRBSI events (28/56 total). Based on our current projections, we expect the interim analysis to occur early in the first quarter 2018. We remain completely dedicated to the successful completion of the Neutrolin registrational program, and to bringing Neutrolin to market in the U.S. Based on its broad spectrum antimicrobial activity, we believe Neutrolin has the potential to significantly reduce or eliminate costly and potentially deadly catheter-related bloodstream infections.”

Mr. Baluch added, “In addition to Neutrolin, we have continued developing our preclinical pipeline of taurolidine-infused medical devices, focused in the areas of antimicrobial sutures, surgical meshes and hydrogels. We are currently completing proof-of-concept studies in animal models and expect to report the data by year end. If successful, and upon FDA acceptance of our suggested predicate devices, we anticipate pursuing marketing applications in the second half of 2018. Upon potential FDA clearance, all three of our product candidates will enter large markets where we believe they can achieve significant market share and improve patient outcomes. We intend to commercialize our medical devices in the U.S. and Europe through appropriate partners. In August, we announced that CorMedix was awarded an NIH grant to finance the development of an advanced taurolidine-based hydrogel designed to reduce the risk of potentially life-threatening infection and promote healing of severe burn injuries. We’re very pleased to receive this non-dilutive funding and add another valuable medical device candidate to our pipeline at minimal incremental cost to the company.

“We have also continued to advance our collaboration with the Pediatric Oncology Experimental Therapeutics Investigators' Consortium (POETIC) for the preclinical development of taurolidine-based therapies for cancer. Preclinical studies focused on demonstrating in vivo proof-of-concept remain ongoing. The results of these studies will determine a potential clinical strategy for future taurolidine-based chemotherapy candidate(s).”

Mr. Baluch concluded, “Finally, today we’ve announced the execution of a $5 million combined investment and backstop facility with an existing CorMedix investor, consisting of the purchase of Series F Convertible Preferred Stock, of which $2 million is expected to close in the coming days, subject to customary closing conditions. This new investment, plus the approximately $3.1 million raised in October under our existing ATM program, is expected to provide CorMedix with sufficient funding through the first quarter 2018, including our anticipated reporting of interim Phase 3 efficacy data.”

For the third quarter 2017, CorMedix recorded a net loss of $10 million, or $0.17 per share, compared with a net loss of $9.1 million, or $0.23 per share, in the third quarter 2016, an increase of $0.9 million. For the nine months ended September 30, 2017, the Company recorded a net loss of $22.7 million, or $0.44 per share, compared with $18.2 million, or $0.49 per share for the nine months ended September 30, 2016, an increase of $4.5 million. These increases were driven by increasing R&D expenses related to the LOCK-IT 100 clinical trial. Net loss in the third quarter 2017 was negatively impacted by a $2.0 million change in the fair value of derivative liability, representing the difference between the fair value of the warrants issued in connection with the May financing as of June 30, 2017, and their estimated fair value as of August 10, 2017, the date on which these warrants were revalued and re-classed into stockholder’s equity following receipt of shareholder approval to increase the Company’s authorized shares.

Operating expenses in the third quarter 2017 were $8.0 million, compared with $7.1 million in the 2nd quarter of 2017, an increase of approximately 13%. This increase was due primarily to a $0.9 million, or 18% increase, in R&D expense, while SG&A expense was essentially unchanged. Within R&D, the cost of the LOCK-IT-100 clinical increased by $1 million, while other R&D decreased by $0.1 million. Operating expenses for the nine months ended September 30, 2017, were $22.7 million, compared with $18.2 million in the nine months ended September 30, 2016, an increase of $4.6 million, or 25.1%, driven by higher R&D expenses due to the LOCK-IT-100 clinical trial.

At September 30, 2017, CorMedix had $12.0 million in cash and short-term investments compared to $18.8 million at June 30, 2017, a net decrease of $6.8 million. Cash used in operations during the nine-month period ended September 30, 2017, was $21.3 million, of which $6.8 million was used in the third quarter vs. $7.8 million used in the second quarter. Cash was used primarily to conduct the Phase 3 study of Neutrolin, other R&D and related G&A activities.

During October 2017, the Company raised net proceeds of approximately $3.1 million through its At-the-Market (ATM) program, selling its common stock at an average price of $0.64 per share. On November 9, 2017, CorMedix executed a combined $5 million investment and backstop facility with Elliott Associates, L.P. and Elliott International, L.P. (the "Elliott Funds"), long-term institutional investors in CorMedix, consisting of $2 million of Series F Convertible Preferred Stock and a $3 million Backstop Facility to purchase additional Series F Convertible Preferred Stock, at CorMedix’s sole discretion, beginning January 15, 2018, through March 31, 2018. CorMedix expects to close this transaction and receive the $2 million proceeds over the next several days, subject to customary closing conditions.

Conference Call Information:

CorMedix CEO, Khoso Baluch will host a conference call and webcast today, November 9, 2017, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results.

Dial-In (Toll Free)	888-567-1602
International Dial-In	404-267-0373

The live audio webcast will be accessible via the Events section of the CorMedix website. There will not be live Q&A. To submit a question by email to be answered on the call, please contact CorMedix@tiberend.com.

A replay of the teleconference will be available until 11:59 p.m. on November 16, 2017.

Replay Number:	877-481-4010
Conference ID:	22348

About CorMedix
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in a Phase 3 clinical trial enrolling patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels. The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information, visit: www.cormedix.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to possible uses of taurolidine, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the risk of closing the combined investment and backstop financing transaction; the possible inability to capture sufficient CRBSI events in the ongoing Phase 3 clinical trial for Neutrolin® even with the reported changes to that trial; the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on planned or future research, including for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

For Investors & Media:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Net sales	$61,075	$44,451	$236,801	$102,390
Cost of sales	(66,652)	(43,922)	(178,276)	(281,342)
Gross profit (loss)	(5,577)	529	58,525	(178,952)
Operating Expenses:
Research and development	(6,014,260)	(6,840,413)	(16,028,151)	(11,702,965)
Selling, general and administrative	(1,992,134)	(2,318,091)	(6,683,953)	(6,449,608)
Total Operating Expenses	(8,006,394)	(9,158,504)	(22,712,104)	(18,152,573)
Loss From Operations	(8,011,971)	(9,157,975)	(22,653,579)	(18,331,525)
Other Income (Expense):
Interest income	37,156	32,866	89,164	93,928
Foreign exchange transaction loss	(4,692)	(1,091)	(11,515)	(5,622)
Change in fair value of derivative liability	(1,974,019)	-	(120,654)	-
Interest expense	(2,810)	-	(2,810)	(992)
Total Other Income (Expense)	(1,944,365)	31,775	45,815	87,314
Net Loss	(9,956,336)	(9,126,200)	(22,699,394)	(18,244,211)
Other Comprehensive Income (Loss):
Unrealized gain (loss) from investments	2,600	(6,765)	13,013	17,233
Foreign currency translation gain (loss)	(4,573)	(82)	512	3,935
Total Other Comprehensive Income (Loss)	(1,973)	(6,847)	13,525	21,168
Comprehensive Loss	(9,958,309)	(9,133,047)	(22,685,869)	(18,223,043)
Net Loss Per Common Share – Basic and Diluted	$(0.17)	$(0.23)	$(0.44)	$(0.49)
Weighted Average Common Shares Outstanding – Basic and Diluted	60,290,988	39,053,956	51,238,399	37,156,790

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2017	2016

ASSETS
Cash and cash equivalents	$5,212,579	$8,064,490
Short-term investments	$6,796,313	$12,100,920
Total Assets	$13,928,704	$21,906,386

Total Liabilities	$4,252,412	$4,091,860
Accumulated deficit	$(141,864,346)	$(119,164,952)
Total Stockholders’ Equity	$9,676,292	$17,814,526

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Month Periods Ended September 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(22,699,394)	$(18,244,211)
Net cash used in operating activities	(21,310,019)	(15,767,367)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Net cash provided by investing activities	5,290,988	6,703,799

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock from at-the-market program	347,362	6,220,556
Proceeds from the public offering of common stock and warrants	12,798,325	-
Proceeds from exercise of stock options	6,800	849,501
Net cash provided by financing activities	13,152,487	7,070,057
NET INCREASE (DECREASE) IN CASH	(2,851,911)	(1,990,471)
CASH - BEGINNING OF PERIOD	8,064,490	11,817,418
CASH - END OF PERIOD	$5,212,579	$9,826,947